Inter-Tel Stockholder Presentation by Mihaylo-Vector Group September 2006 EXHIBIT 1

Mihaylo-Vector Group
Important Notice
This presentation reflects the opinions and beliefs of Steve Mihaylo and Vector
Capital Corporation (“Vector Capital”) regarding matters related to the proxy solicitation and their offer to purchase Inter-Tel Corporation.
Steve Mihaylo and Vector Capital have not sought or obtained the consent of the authors and publications reprinted in this presentation to the use of their material.  Any such material should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that the data or information derived or obtained from third parties is accurate.  Certain of the securities analysts whose statements are excerpted are employed by firms that have performed services for Steve Mihaylo, Vector Capital and their respective affiliates.
The Company has disclosed that the Special Meeting of Stockholders on
Tuesday October 24, 2006 will be held at 10:00 a.m., local time, at the offices of
Snell & Wilmer, One Arizona Center, 400 E. Van Buren Street, 19th Floor
Conference Room, Phoenix, Arizona 85004.
The Company has disclosed that there were 26,686,491 shares of Inter-Tel common stock outstanding as of the record date for the Special Meeting.  As of the record date, Mr. Mihaylo was the beneficial owner of an aggregate of
5,179,498 shares of common stock, representing approximately 19.4% of the shares outstanding as of the record date.

Mihaylo-Vector Group
Important Notice Regarding the Proxy Solicitation
Steve Mihaylo and Vector Capital (the “Mihaylo-Vector Group”) are soliciting proxies for use at the Special Meeting of Inter-Tel Stockholders scheduled for October 24, 2006 (the
“Special Meeting”), to vote in favor of the proposed Resolution urging the Board to initiate a sale of Inter-Tel to the highest bidder. THE MIHAYLO-VECTOR GROUP HAS FILED A
DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND
EXCHANGE COMMISSION (“SEC”) IN CONNECTION WITH THIS SOLICITATION OF
PROXIES FOR THE SPECIAL MEETING (THE “PROXY STATEMENT”) AND HAS BEGUN
THE PROCESS OF MAILING THE PROXY STATEMENT AND A BLUE PROXY CARD TO
EACH INTER-TEL STOCKHOLDER.  STOCKHOLDERS ARE STRONGLY ADVISED TO
READ THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS, AS THEY
CONTAIN IMPORTANT INFORMATION.  COPIES OF THE PROXY STATEMENT ARE
AVAILABLE FREE OF CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV
OR BY CONTACTING MACKENZIE PARTNERS INC. (“MACKENZIE PARTNERS”) AT
(800) 332-2885 OR BY EMAIL AT PROXY@MACKENZIEPARTNERS.COM.
The Mihaylo-Vector Group has hired MacKenzie Partners to assist it in the solicitation of proxies from the Inter-Tel stockholders. The Mihaylo-Vector Group has agreed to pay customary compensation to MacKenzie Partners for such services and has agreed to reimburse MacKenzie Partners for its reasonable out-of-pocket expenses and to indemnify
MacKenzie Partners against certain liabilities relating to or arising out of the engagement.  In its role as financial advisor to the Mihaylo-Vector Group, RBC Capital Markets Corporation
(“RBC”) may also assist in the solicitation of proxies from the Inter-Tel stockholders.  RBC will not receive any fees for or in connection with its solicitation activities, other than the fees due RBC for its services as financial advisor to the Mihaylo-Vector Group.

Mihaylo-Vector Group
Executive Summary
We encourage all stockholders to vote FOR the Resolution
urging the Board to initiate a sale of the Company to the
highest bidder
Maximizes value and eliminates execution risk by Management and the
Company
– Our original $22.50 offer was an attractive price
– In an effort to avoid this proxy contest, we proposed an increase to $23.25
– Sale process may attract even higher bids
In our view, Inter-Tel has not articulated a credible plan to generate greater value
We do not believe that the Special Committee is seriously exploring a sale
– If they are, the Resolution is consistent with that exploration
We will withdraw our offer if the Resolution does not receive strong support from stockholders
– Withdrawal of our offer may have an immediate, negative impact on
Inter-Tel’s stock price

5 We Believe Our Offer Delivers Compelling Value Now

Mihaylo-Vector Group
Summary of the Mihaylo-Vector Group’s Offer
Cash offer of $22.50 per share
Offer to increase to $23.25 per share subject to Board’s
willingness to start a sales process
Total equity value of $646 million
Proposed offer subject to no conditions other than commencing a sale process and/or execution of definitive agreements with the Mihaylo-Vector Group
– No due diligence contingency
– No financing contingency
Proposed offer of $23.25 reflects an approximately 26%
premium to the Company’s enterprise value on March 3, 2006,
the trading day prior to Mihaylo’s original 13D filing
(1)
Proposed offer of $23.25 reflects an approximately 18%
premium to unaffected stock price of $19.74 on March 3, 2006
(1) Based upon Inter-Tel’s cash balance of $167 million as of 12/31/05. Calculated using Treasury Stock Method.

Mihaylo-Vector Group
$18.00
$19.00
$20.00
$21.00
$22.00
$23.00
$24.00
9/20/05 10/28/05 12/08/05 1/20/06 3/02/06 4/11/06 5/22/06 6/30/06 8/10/06 9/20/06
-
1,000
2,000
3,000
4,000
An Attractive Offer
Price Volume
(000’s)
Proposed Mihaylo-Vector Offer: $23.25
Original Mihaylo-Vector Offer: $22.50
1-Year Average: $20.85
Source: FactSet.  Data as of 9/20/06.
Pre-13D Price: $19.74
Mihaylo-Vector
agreement
announced
13D filed
Initial $22.50
offer
Proposed offer
of $23.25
Unconditional
$22.50 offer

Mihaylo-Vector Group
03/03/05 04/22/05 06/15/05 08/05/05 09/27/05 11/18/05 01/09/06 03/03/06
60
70
80
90
100
110
120
NASDAQ Telecom Index NASDAQ S&P 500 Inter-Tel
Stock Performance 12 Months Prior to 13D Filing
Inter-Tel
(28.3%)
11.9%
NASDAQ
S&P 500
6.3%
Source: FactSet.  Data as of 9/20/06.
Inter-Tel significantly underperformed the market and relevant indices prior to the 13D filing
17.7%
NASDAQ
Telecom

Mihaylo-Vector Group
03/03/06 03/31/06 04/28/06 05/26/06 06/23/06 07/24/06 08/22/06 09/20/06
75
80
85
90
95
100
105
110
115
120
125
Inter-Tel S&P 500 NASDAQ NASDAQ Telecom Index
Stock Performance Since 13D Filing
We believe INTL stock would trade significantly lower
without the proposed Mihaylo-Vector offer
NASDAQ
(2.2%)
3.0%
S&P 500
11.8%
Inter-Tel
Source: FactSet.  Data as of 9/20/06.
NASDAQ
Telecom
(3.0%)

Mihaylo-Vector Group
“[At $24.01] Inter-Tel currently
trades… at a significant
premium to its closest peer
Avaya… and to Cisco… Inter-
Tel is also trading at a
premium to the S&P 500
multiple of 16.0 times based on
the consensus First Call
forward earnings estimate,
despite historically trading at a
20% plus discount to the
market.” –
JPMorgan, April
2006*
17.3x
21.4x
18.5x
17.3x
11.5x
20.4x
Nortel Inter-Tel at
Proposed
$23.25 Offer
Avaya Cisco Aastra
Unaffected INTL P/E Multiple Premium
Proposed Offer Values Inter-Tel at a Premium to Peers…
Source: FactSet and I/B/E/S estimates as of 9/20/06.
(1) INTL’s unaffected stock price based on pre-13D closing price of $19.74 on March 3, 2006.
* Permission to use the quoted material was neither sought nor obtained.
(1)
Non- Inter-Tel
Average: 17.2x
“Based on our estimates, the
offer values Inter-Tel at 24x
2006 or 18x 2007 EPS.  These
multiples are above the average
of INTL’s peers.” –
Kaufman
Bros., August 2006*
2007E P/E Multiple

Mihaylo-Vector Group
25% premium to Inter-Tel’s average NTM P/E for the 12 months prior to the 13D
…and a Meaningful Premium to Inter-Tel’s own
Historical Multiples
Source: FactSet as of 9/15/06.
21.1x
18.0x
16.9x
16.9x
10.0x
13.0x
16.0x
19.0x
22.0x
25.0x
Mihaylo-Vector
Proposed $23.25
Offer
24 Months Average
Pre-13D
12 Month Average
Pre-13D
1 Day Prior to 13D
NTM P/E Multiples

Mihaylo-Vector Group
Proposed Offer Above Most Analyst Price Targets
“We continue to believe the current offer of
$22.50 is a fair valuation.” –
Kaufman Bros.,
July 2006*
Company Last Update Rating Price Target
Wedbush Morgan 8/28/06 Hold $21.00
Morgan Keegan 8/28/06 Outperform N/A
Kaufman Bros. 8/22/06 Hold $22.00
Brean Murray 8/14/06 Stong Buy $26.00
JP Morgan 8/11/06 Underweight N/A
Canaccord Adams 7/27/06 Hold N/A
Bear Stearns 7/27/06 Peer Perform N/A
Lehman Brothers 7/27/06 Equal Weight $18.00
Most analysts have 12 month price targets below the Mihaylo-Vector proposed offer
$26.00
$22.00
$18.00
$21.00
$15.00
$18.00
$21.00
$24.00
$27.00
Brean Murray Kaufman Bros. Wedbush Morgan Lehman Brothers
Proposed Mihaylo-Vector Offer: $23.25
Avg. 12 Mo. Price Target: $21.75
* Permission to use the quoted material was neither sought nor obtained.
“We view the [$22.50] offer as attractive, as
the stock historically has traded at a discount
to its peers.  Moreover, Inter-Tel had been
facing some early challenges in its transition to
IP-PBX products amidst increased competition
from larger OEMs such as Avaya, Cisco and
3Com.” –
Canaccord Adams, June 2006*

13 We Believe Special Committee and Management May Not Be Acting in the Best Interests of Stockholders

Mihaylo-Vector Group
They say:
The Special Committee “is in fact conducting a serious and
thorough review of the Company’s strategic options.”
(1)
Our view:
You should ask yourself whether the Special Committee is
really serious about exploring all options or whether it has erected a smoke-screen to thwart, discourage and delay the
Mihaylo-Vector Group’s proposed $23.25 offer
The Mihaylo-Vector Group’s proposed Resolution will ensure
that the Special Committee  follows through on its promises
to review all options
You should ask yourself whether the Special Committee will
continue its “serious and thorough review” if the Mihaylo-
Vector Group’s offer is withdrawn
– The Company did not even announce that the Special Committee had authorized the Company’s financial advisor to review and explore various strategic options until August 11, 2006
Myths vs. Realities: Are All Options Under Review?
(1) Inter-Tel press release dated August 25, 2006.

Mihaylo-Vector Group
They say:
The proposed $23.25 offer “is subject to a number of
conditions.”
(1)
Our view:
The only conditions are the Board commencing a sale
process and/or executing definitive agreements with the
Mihaylo-Vector Group
The Mihaylo-Vector Group’s proposed $23.25 offer is all
cash and without any due diligence or financing
conditions
The bid is fully-financed and supported by a committed
debt package from Deutsche Bank and RBC
Myths vs. Realities: Is Our Offer Firm?
(1) Inter-Tel press release dated August 21, 2006.

Mihaylo-Vector Group
They say:
The Special Committee rejected the “revised conditional”
proposed $23.25 offer because they did not believe it “is
sufficiently attractive to warrant departing from a thorough review of the Company’s strategic options.”
(1)
Our view:
The proposed $23.25 offer is a compelling bid and a sale
of the Company is the best way to maximize stockholder
value
Ask yourself why the Special Committee did not disclose
the opinion of its financial advisor as to the adequacy of
the proposed $23.25 offer
Without the Mihaylo-Vector Group’s actions, the Special
Committee would not have undertaken its recently
initiated review of strategic options to maximize value for
stockholders
Myths vs. Realities: Was Our Proposed Increase
Properly Evaluated?
(1) Inter-Tel press release dated August 25, 2006.

Mihaylo-Vector Group
Ask yourself whether Inter-Tel’s Board might take future actions designed to adversely impact a sales process
They say:
The Special Committee is “committed to enhancing value for all
Inter-Tel shareholders.”
(1)
Our view:
Management and the Board are not acting in the best interests of stockholders:
From March 24 to March 29, the Board authorized new
indemnification agreements for its directors and selected
officers
On April 7, the Board raised the salaries of the CEO and COO
The Special Committee rejected both of the Mihaylo-Vector
Groups’ proposals without negotiation
Myths vs. Realities: Is the Special Committee
Committed to Enhancing Value?
(1) Inter-Tel press release dated August 11, 2006.

18 We Believe that Management Lacks a Credible Plan for Growth

Mihaylo-Vector Group
16.3%
7.9%
11.4%
10.8%
7.9%
12.3%
5.7%
(0.1%)
1.2%
0.6%
53.1%
52.6%
52.9%
53.8%
51.1%
52.1%
50.5%
50.6%
49.8%
49.0%
(1.0%)
4.0%
9.0%
14.0%
19.0%
24.0%
Q1 '04 Q2 '04 Q3 '04 Q4 '04 Q1 '05 Q2 '05 Q3 '05 Q4 '05 Q1 '06 Q2 '06
47.0%
48.0%
49.0%
50.0%
51.0%
52.0%
53.0%
54.0%
Recent Financial Performance of Inter-Tel
We believe that declining growth and margins create significant execution risk by Management and Company for stockholders
YoY Revenue
Growth
Gross Margin
“We believe upside is limited until
the company demonstrates new
products have begun to gain
traction and the gross margin
rebounds toward historical levels.”
–
Kaufman Bros., July 2006*
“We believe the uncertainty of the
company’s current path, margins
difficulties and low growth would
speak for a path towards a lower stock
price… We see no fundamental
reason why the stock should trade at
a premium to peers given the
lackluster top line growth and margin
headwind from increased competition
and the introduction of new IP
products.” –
JPMorgan, April 2006*
* Permission to use the quoted material was neither sought nor obtained.

Mihaylo-Vector Group
Management’s Guidance: “Trust Us”
In our view, the Special Committee’s rejection of the Mihaylo-Vector proposals can be summarized as:
Trust us that we have a plan to accelerate revenue growth;
Trust us that this plan will lead to EPS and share price growth;
Trust us that the timeframe to achieve these growth targets is consistent with your investment horizon;
Trust us that the research community does not understand the Company;
Trust us that we have a strategic plan, but we have not publicly disclosed what it is
Can you afford to trust Inter-Tel’s Management and Board?

Mihaylo-Vector Group
Where’s the Plan?
In our opinion:
Management has not provided investors
with accurate guidance on the impact of
new product introductions
Management has not provided investors
with financial guidance which would
support assertions of greater intrinsic
value
Despite having agreed to provide us due
diligence material, and our having
entered into a confidentiality agreement,
the Company has not shared its strategic
plan with us
“We remain concerned about Inter-Tel’s competitive
position, as we see increasing evidence of fierce
competition from OEMs such as Avaya, Nortel, and
Cisco.  Despite the improvement in the SMB (<100
lines) business this quarter and Inter-Tel’s strong
managed services approach, we are particularly
concerned about potential pressure from Cisco’s
LinksysOne SMB offering.” –
Canaccord Adams,
July 2006*
“It is too early to have conviction that new IP-based
products will allow INTL to deliver sustainable EPS
growth.  If the IP-based products disappoint, it will
be difficult for INTL to improve direct sales to
customers with existing leases, and thus both revs
and GM% would be impacted.  We currently
continue to maintain a cautious view due to
competition from CSCO and AV, which have more
mature VoIP products, and heavy discounting from
NT.” –
Bear Stearns, July 2006*
* Permission to use the quoted material was neither sought nor obtained.

22 We Believe that Adopting the Resolution is in the Stockholders’ Best Interests

Mihaylo-Vector Group
Adopting the Resolution is in Stockholders’ Best
Interests
Consistent with the Special Committee’s stated goal to explore strategic options
– In over six months since Mihaylo’s 13D filing, the Company has not disclosed a superior offer to the proposed $23.25 offer
Enables a market check to determine the true value of the Company while still providing the compelling proposed $23.25 offer today
The Resolution is non-binding
– Stockholders are not being asked to vote on the proposed $23.25 offer
– It does not restrict the Special Committee’s ability to select the best alternative to maximize stockholder value, or require the Special Committee to conduct a sales process with undue haste or create a “fire sale” atmosphere

Mihaylo-Vector Group
Best Alternative for Stockholders: Sale of Inter-Tel
We believe that a sale of the Company is the preferred liquidity event for stockholders compared to any other strategic alternative available to Inter-Tel
Sale of the Company Share Buyback
Extraordinary Dividend
to Stockholders
Full liquidity for all
stockholders
Compelling value of
$23.25 available
TODAY
May be taxable only on
the gain portion of sale
No execution risk
related to Company and
Management
Partial liquidity
Entire dividend may be
subject to taxation
Reduced cash / increased
leverage will increase risk
for stockholders (credit
rating downgrade, etc.)
Share price drop ex-
dividend
Continued execution risk
related to Company and
Management
Positive impact on share
price
Partial liquidity
Selling stockholders will
likely receive a premium
lower than that proposed
by Mihaylo-Vector offer
Reduced cash / increased
leverage will increase risk
for stockholders (credit
rating downgrade, etc.)
Continued execution risk
related to Company and
Management for
stockholders who do not
sell in the buyback
We believe that dividends and share repurchases don’t enhance value, they simply distribute your cash

Mihaylo-Vector Group
Risks of Voting Against the Proposed Resolution
No guarantee that the Special Committee and Management will
take steps to implement any strategic options to enhance
stockholder value
No guarantee that the Special Committee will not attempt to
accelerate growth via risky acquisitions, thereby diluting current stockholders
No guarantee that new products will gain traction quickly
No guarantee that the stock price will not be severely impacted
– Company’s operational performance has been weakening
– Market benchmarks indicate significant potential downside

Mihaylo-Vector Group
What Happens if the Offer is Withdrawn?
We believe that Inter-Tel’s stock may fall significantly given market benchmarks
NASDAQ Telecom
Inter-Tel
(28.3%)
11.9%
NASDAQ
S&P 500
6.3%
17.7%
12 months
prior to 13D
NASDAQ
(2.2%)
3.0%
S&P 500
11.8%
Inter-Tel
NASDAQ Telecom
(3.0%)
Since 13D
“For former CEO Mihaylo to significantly
raise his bid, in the face of just 4% top
line growth in 2006E and 3% in 2006E
and declining gross margins, strikes us
as unreasonable… We do not believe a
sale of the company is imminent, and
over time, we expect INTL shares to give
back their recent acquisition premium.” –
JPMorgan, August 2006*
“Since former CEO Mihaylo’s
$22.50/share offer, we no longer believe
the stock trades on fundamentals.  We
see little potential for another bidder to
step in here, and we do not expect
Mihaylo to raise his bid.  Should the board
reject the offer, we expect the shares to
trade back down to the high teens.” –
Canaccord Adams, July 2006*
* Permission to use the quoted material was neither sought nor obtained.

Mihaylo-Vector Group
Next Steps for Stockholders
Vote FOR
the proposed Resolution to urge the Board to initiate a
sale of the Company by voting by telephone, by Internet or by completing and returning the BLUE proxy card
Call Inter-Tel and demand that they agree to:
– Initiate a sale process for the Company to the highest bidder
– Negotiate with the Mihaylo-Vector Group with respect to its compelling proposed $23.25 offer
Protect your interests as a stockholder and call Inter-Tel at
(480) 449-8900
Please let us know that you called Inter-Tel by contacting MacKenzie
Partners by telephone at (800) 322-2885 (toll free) or (212) 929-5500
(collect) or by email at proxy@mackenziepartners.com
If you have any questions or require assistance, please contact
MacKenzie Partners